Exhibit 99.1

NEWS RELEASE
For more information, contact:

Paul D. Borja
Executive Vice President / CFO
(248) 312-2000
FOR IMMEDIATE RELEASE

Flagstar Reports Completion of Final $50 Million Investment by MP Thrift Investments L.P.
TROY, Mich. (June 30, 2009) – Flagstar Bancorp, Inc. (NYSE: FBC) (“Flagstar”), the holding company of Flagstar Bank FSB, today reported the completion of an investment of $50 million from MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC. With today’s investment, MatlinPatterson has invested the entire $100 million in equity capital that MatlinPatterson had agreed to purchase from Flagstar on January 30, 2009, and is in addition to the $250 million investment made by MatlinPatterson on January 30, 2009. In return for its investment, Flagstar issued to MatlinPatterson 50,000 convertible trust preferred securities each with a liquidation preference of $1,000 per security. The convertible trust preferred securities qualify as Tier I regulatory capital subject to certain limitations. The trust preferred securities, which have a dividend of 10%, mature on September 15, 2039 and are callable by Flagstar beginning in 2011. The trust preferred securities are convertible in whole or in part on April 1, 2010 into shares of Flagstar common stock. The number of shares of Flagstar’s common stock to be issued for each convertible trust security is equal to 1,000 divided by the adjusted stock price. The adjusted stock price, in turn, is equal to 90% of the volume-weighted average closing price of Flagstar’s common stock from February 1, 2009 to the date of conversion, subject to a floor of $0.80 per share, a ceiling of $2.00 per share and other adjustments that are described in greater detail in the transaction documents. The conversion rights terminate if they are not exercised by MatlinPatterson on April 1, 2010.
Flagstar Bancorp, Inc.
Flagstar Bancorp, with $16.8 billion in total assets, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At March 31, 2009, Flagstar operated 177 banking centers in Michigan, Indiana and Georgia and 61 home loan centers in 18 states. Flagstar originates loans nationwide and is one of the leading originators of residential mortgage loans.
ADDITIONAL INFORMATION
The information contained in this release is not intended as a solicitation to buy Flagstar’s stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Flagstar’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.